Mylan Laboratories Inc.
           1030 Century Building, Pittsburgh, Pennsylvania 15222



NEWS RELEASE                                FOR IMMEDIATE RELEASE
FOR: MYLAN LABORATORIES INC.                FOR FURTHER INFORMATION
     1030 Century Building                  CONTACT: Patricia Sunseri
     Pittsburgh, PA 15222                            412-232-0100


MYLAN ANNOUNCES STRATEGIC ALLIANCE WITH VIVORX

     PITTSBURGH, PA-SEPTEMBER 12, 1995-MYLAN LABORATORIES INC. (NYSE:MYL) ANNOUNCED TODAY THAT IT HAS FORMED A STRATEGIC ALLIANCE WITH VIVORX, INC., A CALIFORNIA-BASED BIOTECHNOLOGY COMPANY, THAT GRANTS MYLAN AN EXCLUSIVE LICENSE TO MARKET AND SELL A REVOLUTIONARY DIABETES CONTROL TECHNOLOGY, WHICH IS CURRENTLY IN FDA PHASE I/Il CLINICAL TRIALS.


     THE TECHNOLOGY, WHICH WAS DEVELOPED BY DR. PATRICK SOON-
SHIONG (PRONOUNCED SOON SHEE-ONG), CHAIRMAN, CEO AND PRESIDENT
OF VIVORX, INVOLVES TRANSPLANTING ENCAPSULATED PANCREATIC ISLET
CELLS INTO INSULIN-DEPENDENT DIABETICS.


     "THE ALLIANCE BETWEEN MYLAN AND VIVORX REPRESENTS A MAJOR STEP FOR BOTH OF OUR COMPANIES," SAID MIKE PUSKAR, CHAIRMAN, CEO AND PRESIDENT OF MYLAN LABORATORIES INC. "DIABETES IS A STAGGERING DISEASE IN TERMS OF BOTH HUMAN AND ECONOMIC TOLLS. BY WORKING TOGETHER, WE WILL BE HELPING TO MEET THE UNMET NEED FOR A LONG-TERM DIABETES CONTROL THERAPY AND HELPING TO IMPROVE THE
QUALITY OF LIFE FOR THE ESTIMATED 1.4 MILLION INSULIN-DEPENDENT DIABETICS IN THE UNITED STATES WHO COULD POTENTIALLY BENEFIT FROM THE TREATMENT."


     MYLAN HAS BEEN FUNDING VIVORX'S RESEARCH FOR ENCAPSULATED PANCREATIC ISLET CELL TRANSPLANT THROUGH AN EQUITY INVESTMENT AND LICENSING AGREEMENT. THE LICENSING AGREEMENT GRANTS MYLAN THE EXCLUSIVE RIGHTS TO MARKET AND SELL THIS PRODUCT IN NORTH AMERICA. FOLLOWING VIVORX'S SIGNIFICANT PRODUCT DEVELOPMENT ACCOMPLISHMENTS, MYLAN HAS EXPANDED ITS LEVEL OF COMMITMENT BY AGREEING TO MAKE AN ADDITIONAL EQUITY INVESTMENT.


     AT THE PRESENT TIME, THE ISLET CELL TRANSPLANTS ARE ONLY AVAILABLE THROUGH CLINICAL TRIALS, PURSUANT TO AN FDA REVIEWED INVESTIGATIONAL NEW DRUG ("IND") APPLICATION. VIVORX HAS SUCCESSFULLY TRANSPLANTED THREE PATIENTS, OF WHICH THE FINDINGS
ON THE FIRST PATIENT HAVE BEEN PUBLISHED IN THE MEDICAL JOURNAL LANCET APRIL 16,1994. PATRICK SOON-SHIONG, M.D., IS ALSO DIRECTOR OF THE ISLET TRANSPLANT CENTER, NATIONAL INSTITUTE OF
TRANSPLANTATION, AT ST. VINCENT MEDICAL CENTER IN LOS ANGELES
WHERE THE THREE TRANSPLANTS HAVE BEEN PERFORMED.


     "SINCE INSULIN WAS DISCOVERED IN THE 1920S, WE HAVE LEARNED MUCH ABOUT THE ROLE PANCREATIC ISLET CELLS PLAY IN REGULATING GLUCOSE IN DIABETICS. THE CHALLENGE IS FINDING A WAY TO TRANSPLANT THOSE CELLS WITHOUT THE NEED FOR LIFELONG IMMUNOSUPPRESSIVE
DRUG THERAPY TO PREVENT THE PATIENT'S BODY FROM REJECTING THE DONOR CELLS. OUR UNIQUE SEAWEED-BASED ENCAPSULATION TECHNIQUE
FOR THE ISLET CELLS IS A MAJOR STEP TOWARD ACCOMPLISHING THAT GOAL," SAID DR. SOON-SHIONG. "WE CHOSE MYLAN AS OUR PARTNER TO HELP US BRING THIS TECHNOLOGY TO MARKET BECAUSE OF THEIR REPUTATION FOR QUALITY AND INTEGRITY. WE SHARE A COMMON VISION OF FOCUSING ON THERAPIES THAT REALLY DO MAKE A DIFFERENCE."


     VIVORX HAS A BROAD PROPRIETARY POSITION RELATING TO THE NOVEL COMPOSITION FOR CELL ENCAPSULATION. THE ENCAPSULATION WORKS SIMILAR TO A TEA BAG, ALLOWING GLUCOSE FROM THE BODY TO PASS THROUGH THE MEMBRANE AND STIMULATE THE ISLET CELLS TO PRODUCE PROPER AMOUNTS OF INSULIN WHICH ARE THEN PASSED BACK OUT
THROUGH THE ENCAPSULATION INTO THE BODY. THE ENCAPSULATION MEMBRANE, HOWEVER, DOES NOT HAVE PORES BIG ENOUGH TO ALLOW LYMPHOCYTES AND ANTIBODY MOLECULES (WHICH ARE LARGER IN
DIAMETER THAN GLUCOSE AND INSULIN) TO PASS THROUGH TO THE ISLET CELLS, THUS PREVENTING REJECTION.


THE PROCEDURE INVOLVING THE INSULIN-SECRETING ISLET CELLS IS
EXPECTED TO BE THE FIRST WIDELY AVAILABLE, LONG-TERM THERAPY FOR
DIABETICS.